Exhibit 4.3
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
This AMENDMENT NO. 1 TO RIGHTS AGREEMENT, dated as of May 1, 2006 (this “Amendment”), is by and between First Oak Brook Bancshares, Inc., a Delaware corporation (“Company”) and Oak Brook Bank, in its capacity as rights agent (the “Rights Agent”) under the Rights Agreement entered into between the Company and the Rights Agent, dated May 4, 1999 (“Rights Agreement”). Unless otherwise indicated, all capitalized terms used but not defined herein shall have the meanings ascribed to them in the Rights Agreement.
W I T N E S S E T H :
WHEREAS, the Company and the Rights Agent entered into the Rights Agreement, providing for, among other things, that rights to purchase shares of preferred stock be distributed to owners of common stock of the Company upon the occurrence of certain events;
WHEREAS, the Board of Directors of the Company has deemed it in the best interests of the Company to exempt the proposed transaction between the Company and MB Financial, Inc., as described below, from triggering the distribution of rights to purchase shares of preferred stock under the Rights Agreement; and
WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company desires to amend the Rights Agreement as described below.
NOW, THEREFORE, in consideration of the premises and the representations and warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.	Amendment to Rights Agreement.
(a)	The first sentence of the definition of “Acquiring Person” contained in Section 1 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:
     “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Stock of the Company then outstanding, but shall not include the Company, any employee benefit plan of the Company or of any Affiliate of the Company, or any person or entity holding Common Stock for or pursuant to the terms of any such plan; provided further, that the term “Acquiring Person” shall not include MB Financial, Inc. (“MBFI”) or MBFI Acquisition Corp. (“Merger Sub”) upon the execution of the Agreement and Plan of Merger by and among the Company, MBFI and Merger Sub, dated May 1, 2006 (“Merger Agreement”) and MBFI and/or Merger Sub acting pursuant to the terms of the Merger Agreement, or if MBFI and/or Merger Sub acquires 15% or more of the Common Stock of the Company pursuant to the terms of the Merger Agreement.
(b)	The definition of “Triggering Event” contained in Section 1 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

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     “Triggering Event” shall mean any event described in Section 11(a)(ii) or Section 13(a) hereof; provided, however, it shall not include the mergers or any other transaction required or contemplated by, or occurring in connection with, the Merger Agreement or pursuant to any other ancillary documents executed in connection with the Merger Agreement.
2.	Miscellaneous.
(a)	Counterparts. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

(b)	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed within such State.

(c)	Benefits of Amendment. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives.

(d)	Descriptive Headings. The descriptive headings in this Amendment are for convenience only and shall not control or affect the meaning or construction of any provision of this Amendment.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Rights Agreement to be executed and delivered on the date first above written.

COMPANY:

FIRST OAK BROOK BANCSHARES, INC.

By:

Name:

Its:

RIGHTS AGENT:

OAK BROOK BANK

By:

Name:

Its:

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